As filed with the Securities and Exchange Commission on March 12, 2019

Registration No. 333-212283

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Antero Midstream Partners LP

(Exact name of registrant as specified in its charter)

Delaware	46-4109058
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1615 Wynkoop Street

Denver, Colorado 80202
(303) 357-7310
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Glen C. Warren, Jr.
1615 Wynkoop Street

Denver, Colorado 80202
(303) 357-7310
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Douglas E. McWilliams
Scott D. Rubinsky

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500

Houston, Texas 77002
(713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-212283, of Antero Midstream Partners LP, a Delaware limited partnership (“AM”), filed with the Securities and Exchange Commission on June 28, 2016. The Registration Statement registered the offer and sale from time to time of an indeterminate number of common units representing limited partner interests in AM (“Common Units”), representing an aggregate maximum offering price not to exceed $250,000,000.

On March 12, 2019, pursuant to the Simplification Agreement (the “Simplification Agreement”), dated as of October 9, 2018, by and among AM, Antero Midstream GP LP, a Delaware limited partnership (“AMGP”), and certain of their affiliates, among other things, (i) AMGP was converted from a limited partnership to a corporation under the laws of the State of Delaware (which we refer to as “New AM”) and (ii) an indirect, wholly owned subsidiary of New AM merged with and into AM, with AM surviving the merger as an indirect, wholly owned subsidiary of New AM (such transactions as contemplated in the Simplification Agreement, the “Transactions”).

In connection with the Transactions, AM has terminated all offerings of Common Units pursuant to the Registration Statement. In accordance with an undertaking made by AM in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, AM hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado, on March 12, 2019.

ANTERO MIDSTREAM PARTNERS LP

By:	Antero Midstream Partners GP LLC,
its general partner

By:	/s/ Glen C. Warren, Jr.
Glen C. Warren, Jr.
President and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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